Exhibit 99.2

Perma-Fix Reports $7.0 Million of Adjusted EBITDA (as Defined Below) for 2015

ATLANTA – March 22, 2016 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (the “Company”) today announced results for the fourth quarter and full year ended December 31, 2015.

Dr. Louis F. Centofanti, Chief Executive Officer, stated, “I am pleased to report we achieved $7.0 million of adjusted EBITDA for 2015. Revenue for 2015 increased 9.3% to $62.4 million, and gross profit increased 20.5% to approximately $14.4 million. The revenue growth reflects a 43.1% increase in our Services Segment for the year ended December 31, 2015. Revenue in the fourth quarter of 2015 was lower than the same period last year due to the timing of certain large waste treatment projects that have been delayed to fiscal year 2016. Despite the aforementioned treatment delays, which will carry over to the first quarter of 2016, we continue to have improved visibility, primarily as it relates to government spending, and anticipate continued growth in both our Treatment and Services Segments in 2016.”

“In addition to our low-level mixed waste treatment business, which we believe will continue to grow in 2016, we see emerging opportunities in the high level waste arena, which represents an even larger potential market opportunity. Importantly, we believe we have the technology, permits and facilities in place to treat a variety of high-level waste streams, where there are currently no available treatment options.”

Dr. Centofanti continued, “Our majority-owned subsidiary, Perma-Fix Medical S.A., continues to work on its new process to produce Technetium-99m (“Tc-99m”) and to obtain the financing necessary to complete its development and file for required regulatory approvals. The feedback from within the industry, both distributors and end-users, has been positive. After receiving regulatory approvals, we believe our costs to produce Tc-99m using our process will be lower than competitive products. In addition, our process does not use government-subsidized, weapons-grade materials, and can be easily deployed in standard research and commercial reactors worldwide.”

Financial Results

Revenue for the fourth quarter of 2015 was $15.1 million versus $17.0 million for the same period last year. Revenue from the Services Segment increased to $5.5 million from $4.4 million for the same period in 2014. Revenue for the Treatment Segment was $9.6 million versus $12.6 for the same period in 2014. The shortfall in the Treatment segment was the result of delays in the receipt of waste shipments which have moved into 2016.

Gross profit for the fourth quarter of 2015 was $3.9 million versus $4.7 million for the fourth quarter of 2014, a decrease of approximately $780,000. The Services Segment gross profit increased by approximately $676,000 or 118% primarily due to the increase in revenue and our continued cost cutting efforts but was offset by a decrease in gross profit in the Treatment Segment of approximately $1.5 million due to reduced revenue as a result of the delays in the receipt of waste shipments.

Operating income for the fourth quarter of 2015 was $817,000 versus operating income of $1.2 million for the fourth quarter of 2014. Operating income for the fourth quarter of 2015 and 2014 included research and development costs of approximately $760,000 and $346,000, respectively, for the development of the new medical production technology by our majority-owned Polish subsidiary, Perma-Fix Medical. Net income attributable to common stockholders for the fourth quarter of 2015 was $97,000 or $0.01 per share vs net income of $875,000 or $0.08 per share for the same period in 2014. Net income attributable to common stockholders for the fourth quarter of 2015 included a loss from discontinued operations of $551,000 as compared to income from discontinued operations of $55,000 in the corresponding period of 2014.

The Company’s Adjusted EBITDA as of December 31, 2015 is approximately $7.0 million from continuing operations as compared to approximately $3.7 million for the corresponding period of 2014. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before research and development costs related to the Medical Isotope project and impairment loss on goodwill. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with GAAP, and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for income (loss) from continuing operations for the three and twelve months ended December 31, 2015 and 2014.

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
(In thousands)	2015	2014	2015	2014
Income (loss) from continuing operations	$259	$741	$(63)	$(2,992)

Adjustments:
Depreciation & amortization	895	958	3,717	4,240
Interest income	(17)	(7)	(53)	(27)
Interest expense	99	111	489	616
Interest expense - financing fees	57	59	228	192
Income tax expense	418	327	543	417

EBITDA	1,711	2,189	4,861	2,446

Research and development costs related to medical Isotope project	760	346	2,114	893
Impairment loss on goodwill	—	—	—	380

Adjusted EBITDA	$2,471	$2,535	$6,975	$3,719

The tables below present certain unaudited financial information for the business segments, which exclude allocation of corporate expenses:

	Three Months Ended			Twelve Months Ended
	December 31, 2015			December 31, 2015
	(Unaudited)			(Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$9,615	$5,504	$—	$41,318	$21,065	$—
Gross profit	2,645	1,251	—	10,910	3,441	—
Segment profit (loss)	1,439	913	(760)	6,563	1,178	(2,114)

	Three Months Ended			Twelve Months Ended
	December 31, 2014			December 31, 2014
	(Unaudited)			(Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$12,570	$4,388	$—	$42,343	$14,722	$—
Gross profit	4,101	575	—	10,480	1,428	—
Segment profit (loss)	2,568	2	(346)	5,545	(1,993)	(759)

Conference Call

Perma-Fix will host a conference call at 11:00 AM ET on Tuesday, March 22, 2016. The call will be available on the Company’s website at www.perma-fix.com, or by calling 877-407-0778 for U.S. callers, or +1-201-689-8565 for international callers. The conference call will be led by Dr. Louis F. Centofanti, Chief Executive Officer, and Ben Naccarato, Vice President and Chief Financial Officer, of Perma-Fix Environmental Services, Inc.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight Friday, April 22, 2016, and can be accessed by calling: 877-660-6853 (U.S. callers) or +1- 201-612-7415 (international callers) and entering conference ID: 13632511.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company's nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the Department of Energy (“DOE”), the Department of Defense ("DOD"), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Through Perma-Fix Medical S.A., our majority-owned Polish subsidiary, we are developing a new process to produce Tc-99m, a widely used medical isotope in the world.

Please visit us on the World Wide Web at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plan to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: anticipate continued growth in our Treatment and Services Segments in 2016; continue growth of our low-level mixed waste treatment business in 2016; Perma-Fix Medical S.A.’s advancement of its new process; regulatory approvals; opportunities to treat a variety of high-level waste streams; and our costs to produce Tc-99m using our process will be lower than competitive products. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply, commercialize, and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; Perma-Fix Medical S.A. obtains necessary financing or capital to complete its development, and obtain regulatory approvals of its Tc-99m process; regulatory approvals; that Congress provides continuing funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; our ability to fund the commercialization of our technology; and the additional factors referred to under “Risk Factors” and "Special Note Regarding Forward-Looking Statements" of our 2015 Form 10-K. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Amounts in Thousands, Except for Per Share Amounts)	2015	2014	2015	2014

Net revenues	$15,119	$16,958	$62,383	$57,065
Cost of goods sold	11,223	12,282	48,032	45,157
Gross profit	3,896	4,676	14,351	11,908

Selling, general and administrative expenses	2,334	3,057	10,996	11,973
Research and development	802	375	2,302	1,315
Impairment loss on goodwill	—	—	—	380
Gain on disposal of property and equipment	(57)	—	(80)	(41)
Income (loss) from operations	817	1,244	1,133	(1,719)
			\
Other income (expense):
Interest income	17	7	53	27
Interest expense	(99)	(111)	(489)	(616)
Interest expense-financing fees	(57)	(59)	(228)	(192)
Foreign exchange loss	(3)	(11)	(10)	(24)
Other	2	(2)	21	(51)
Income (loss) from continuing operations before taxes	677	1,068	480	(2,575)
Income tax expense	418	327	543	417
Income (loss) from continuing operations, net of taxes	259	741	(63)	(2,992)

(Loss) income from discontinued operations, net of taxes	(551)	55	(1,864)	1,688
Net (loss) income	(292)	796	(1,927)	(1,304)

Net loss attributable to non-controlling interest	(389)	(79)	(877)	(79)

Net income (loss) attributable to Perma-Fix Environmental Services, Inc. common stockholders	$97	$875	$(1,050)	$(1,225)

Net income (loss) per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - basic and diluted:
Continuing operations	$.06	$.07	$.07	$(.26)
Discontinued operations	(.05)	.01	(.16)	.15
Net income (loss) per common share	$.01	$.08	$(.09)	$(.11)

Number of common shares used in computing net income (loss) per share:
Basic	11,544	11,469	11,516	11,443
Diluted	11,581	11,508	11,552	11,443

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,	December 31,
(Amounts in Thousands, Except for Share and Per Share Amounts)	2015	2014

ASSETS
Current assets:
Cash and equivalents	$1,534	$3,765
Account receivable, net of allowance for doubtful accounts of $1,474 and $2,170, respectively	9,673	8,272
Unbilled receivables	4,569	7,177
Other current assets	4,458	3,508
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $0 for each period presented	34	20
Total current assets	20,268	22,742

Net property and equipment	19,993	22,824
Property and equipment of discontinued operations, net of accumulated depreciation of $10 for each period presented	531	681
Intangibles and other assets	42,273	42,004
Total assets	$83,065	$88,251

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$16,646	$20,233
Current liabilities related to discontinued operations	531	2,137
Total current liabilities	17,177	22,370

Long-term liabilities	19,122	18,956
Long-term liabilities related to discontinued operations	1,064	590
Total liabilities	37,363	41,916
Commitments and Contingencies
Series B Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and oustanding, liquidation value $1.00 per share plus accrued and unpaid dividends of $867 and $803, respectively	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 shares authorized, 11,551,232 and 11,476,485 shares issued, respectively; 11,543,590 and 11,468,843 shares outstanding, respectively	11	11
Additional paid-in capital	105,556	104,541
Accumulated deficit	(60,808)	(59,758)
Accumulated other comprehensive income	(117)	11
Less Common Stock in treasury at cost: 7,642 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders' equity	44,554	44,717
Non-controlling interest	(137)	333
Total stockholders' equity	44,417	45,050

Total liabilities and stockholders' equity	$83,065	$88,251